          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                      -----------------------------------------------------------
                                                                      DECEMBER 31, 2000    December 31, 1999    December 31, 1998
                                                                      -----------------------------------------------------------

Net Income                                                                 $234,765,010         $249,521,284         $212,363,287

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                                  167,214,035          162,992,276          170,085,499
Weighted Average Common Equivalent Shares - Options                             954,326              992,726            1,519,025
Weighted Average Common Equivalent Shares - Restricted Stock                    362,179              454,589              383,968
                                                                      -----------------------------------------------------------
Weighted Average Common and Common Equivalent Shares                        168,530,540          164,439,591          171,988,492
                                                                      ===========================================================

Net Income per Common Equivalent Share - Basic                                    $1.40                $1.53                $1.25
Net Income per Common Equivalent Share - Diluted                                  $1.39                $1.52                $1.23